Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group, Inc.

2331 South Pullman Street
Santa Ana, CA 92705
(949) 250-3280
(949) 250-8972 Fax
www.troygroup.com
Contact: James Klingler,
Vice President & CFO

TROY Group, Inc. Reports Fourth-Quarter and Year-End Results

Santa Ana, CA. – February 13, 2004—TROY Group, Inc. (NASDAQ: TROY) today announced financial results for its fourth quarter and fiscal year ended November 30, 2003.  Both the fourth quarter and year for fiscal 2003 were profitable and showed significant improvement from fiscal 2002.

Fourth Quarter

Net sales for the fourth quarter of fiscal year 2003 increased 3% to $14.1 million, compared to $13.8 million in the fourth quarter of fiscal year 2002, primarily due to increased net sales of Wireless and Connectivity products with some improvement in net sales of Secure Payment Systems products.

Net income for the fourth quarter of fiscal 2003 was $441,000, or $0.04 per share diluted compared to a net loss of $(1,718,000), or $(0.16) per share diluted, for the fourth quarter of fiscal 2002, primarily due to increased sales in the fourth quarter of fiscal 2003 and charges in the fourth quarter of fiscal 2002 which did not recur in the current year.  The charges incurred in the fourth quarter of fiscal 2002 included an increase in the inventory reserve of $1.9 million for excess and obsolete inventories and a charge of $0.7 million from increased amortization of capitalized software.

Fiscal Year

Net sales for fiscal year 2003 increased 3% to $56.6 million, compared to $55.0 million in fiscal year 2002, primarily due to increased net sales of Wireless and Connectivity products which was offset slightly by decreased net sales of Security Printing Solutions products. Net sales of Security Printing Solutions products in fiscal 2003 were negatively impacted by the bankruptcy filing of one of TROY’s major distributors in May 2003.

Net income for the fiscal year 2003 was $1,020,000, or $0.10 per share diluted compared to a net loss of $(3,175,000), or $(0.30) per share diluted, for the fiscal year 2002, primarily due to increased sales, reduced costs from the consolidation of manufacturing facilities and lower operating expense in fiscal 2003.  In addition, the fiscal year 2002 net loss included an increase in the inventory reserve of $2.6 million for excess and obsolete inventories and a charge of $0.7 million from increased amortization of capitalized software.

TROY Group’s Chairman and CEO Patrick J. Dirk commented, “We are pleased with our progress in returning the company to profitability and growth. Moving forward, we intend to continue to pursue our strategies of adding new products for our existing customers, expanding domestic and international distribution, and reducing our cost structure. “

The Company will be holding a conference call to discuss 4th quarter and year-end results on February 23, 2004 at 4:30 p.m. EDT (1:30 p.m. PDT). To monitor the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 901-5213 international callers, please dial (617) 786-2962. Please give the pass code 23960435.  A replay of the call will be available from February 23, 2004 at 3:30 p.m. PDT through, March 1, 2004 at 3:30 p.m. PDT.  To access the replay, dial (888) 286-8010 and enter access code 42152156; international callers please dial  (617) 801-6888 and enter the same access code.  The conference call will also be broadcast live over the Internet at www.troygroup.com and www.streetevents.com.  To listen to the live call, please go to the Web site at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the two Web sites listed above for 90 days.

About TROY Group

TROY Group, Inc. (“TROY”) offers a full range of products to its customers in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions. Secure Payment Systems include Security Printing Solutions which enable the secure printing and management of checks, and Financial Service Solutions which enable secure electronic payments. Wireless and Connectivity Solutions includes hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks.  TROY distributes productions to major corporations, banks, key government accounts and distributors worldwide.  Visit TROY at www.troygroup.com.

Forward-looking statements of TROY (statements that are not historical fact) in this news release, including statements regarding our strategies for pursuing profitability and growth, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on our current expectations and assumptions, and various risks and uncertainties could cause actual results to differ materially from those expressed in these forward-looking statements.  These risks and uncertainties include the continued demand for printed financial documents; the market acceptance of products incorporating wireless printing technologies; our ability to enhance existing products and develop new products; our ability to hire and retain qualified management, technology and other personnel; the impact of competition from existing and new technologies and companies; and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date of this press release, and TROY expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in our expectations or any change in the events, conditions or circumstances on which any such statement is based.

–   (Financial tables follow) –

TROY GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	November 30,
	2002	2003
ASSETS

Current assets:
Cash and cash equivalents	$6,615,000	$1,727,000
Investment in available-for-sale securities	497,000	8,000,000
Accounts receivable, less allowance for doubtful accounts 2002 $884,000; 2003 $393,000	9,227,000	8,419,000
Income tax refund receivable	1,076,000	—
Inventories	5,540,000	4,891,000
Prepaid expenses and other	440,000	1,414,000
Deferred tax assets	3,715,000	2,789,000

Total current assets	27,110,000	27,240,000

Equipment and leasehold improvements, net	2,039,000	3,213,000
Goodwill, net	235,000	281,000
Other assets, including receivable from stockholders 2002 $2,123,000; 2003 $1,903,000	4,155,000	4,226,000

Total assets	$33,539,000	$34,960,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$73,000	$—
Accounts payable	4,138,000	2,172,000
Accrued expenses	2,218,000	4,322,000
Deferred revenue	1,364,000	1,807,000

Total current liabilities	7,793,000	8,301,000

Long-term debt, net of current portion	120,000	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, authorized 5,000,000 shares; issued none	—	—
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued 2002 10,969,657 shares; 2003 10,974,170 shares	110,000	110,000
Additional paid-in capital	21,113,000	21,122,000
Accumulated other comprehensive income	—	33,000
Retained earnings	5,578,000	6,598,000
	26,801,000	27,863,000
Less cost of treasury stock 2002 320,565; 2003 331,493 shares	1,175,000	1,204,000

Total stockholders’ equity	25,626,000	26,659,000

Total liabilities and stockholders’ equity	$33,539,000	$34,960,000

TROY GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended November 30,
	2001	2002	2003

Net sales	$49,218,000	$54,998,000	$56,576,000

Cost of goods sold (including rent paid to majority stockholders:
2001, 2002 $270,000; 2003 $279,000)	30,766,000	38,011,000	34,763,000

Gross profit	18,452,000	16,987,000	21,813,000

Operating expenses:
Selling, general and administrative	15,681,000	14,908,000	14,676,000
Research and development	6,027,000	6,872,000	5,449,000
Amortization of intangible assets	1,235,000	131,000	108,000
Impairment of long-lived and intangible assets	5,634,000	—	—
	28,577,000	21,911,000	20,233,000

Operating income (loss)	(10,125,000)	(4,924,000)	1,580,000

Interest income	515,000	101,000	89,000
Interest expense	(138,000)	(34,000)	(10,000)

Income (loss) before income taxes (credit)	(9,748,000)	(4,857,000)	1,659,000

Provision for income taxes (credit)	(3,803,000)	(1,682,000)	639,000

Net income (loss)	$(5,945,000)	$(3,175,000)	$1,020,000

Net income (loss) per share:
Basic	$(0.55)	$(0.30)	$ . 10

Diluted	$(0.55)	$(0.30)	$.10

Weighted average shares outstanding:
Basic	10,775,000	10,647,000	10,650,000

Diluted	10,775,000	10,647,000	10,650,000

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